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                                                                   Exhibit 10.37

                                AMENDED AGREEMENT

         THIS Amended Agreement made as of the 7th day of August 2001, by and between Philadelphia Suburban Corporation, a Pennsylvania corporation ("PSC"), and Nicholas DeBenedictis (the "Executive").

         WHEREAS, the Executive is presently employed by PSC, as its Chairman, Chief Executive Officer and President and provides executive services as an officer of Philadelphia Suburban Water Company ("PSW"); and

         WHEREAS, PSC considers it essential to foster the employment of well-qualified, key management personnel, and, in this regard, the boards of directors of and PSC and PSW recognize that, as is the case with many publicly-held corporations such as PSC, the possibility of a change of control of PSC may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of PSC and PSW;

         WHEREAS, the boards of directors of PSC and PSW have determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of PSC's and PSW's management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control of PSC, although no such change is now contemplated;

         WHEREAS, in order to induce the Executive to remain in the employ of PSC, PSC and PSW, for which certain of the employees of PSC, such as the Executive, provide key executive services, entered into an Agreement, effective as of January 1, 1997, to provide that the Executive would receive certain compensation in the event his employment with PSC or PSW is terminated subsequent to a "Change of Control" (as defined in Section 1 hereof) of PSC as a cushion against the financial and career impact on the Executive of any such Change of Control; and

         WHEREAS, the agreement was amended effective as of February 1, 1999, to clarify the term of the Agreement; and

         WHEREAS, PSC and PSW wish to amend and restate the Agreement at this time to clarify certain rights of the Executive, incorporate the amendment that was made to the Agreement effective as of February 1, 1999, and to make other desirable changes; and

         WHEREAS, PSW is willing to enter into this Agreement along with PSC in light of Executive's role in the management of the affairs of PSW and its subsidiaries;


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         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be amended and restated to read as follows:

         1. Definitions. For all purposes of this Agreement, the following terms shall have the meanings specified in this Section unless the context clearly otherwise requires:

              (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

              (b) "Base Compensation" shall mean the average of the total of cash base salary and annual bonus paid to, and dividend equivalents under the Equity Compensation Plan accrued for, the Executive in each calendar year in all capacities with PSC, PSW and their Subsidiaries or Affiliates, as would be reported for Federal income tax purposes on Form W-2 if currently subject to tax, together with (i) any amounts the payment of which has been deferred by the Executive under any deferred compensation plan of PSC, PSW and their Subsidiaries or Affiliates, or otherwise, (ii) any and all salary reduction authorized amounts under any of the benefit plans or programs of PSC, PSW and their Subsidiaries or Affiliates, (iii) the value, as shown in PSC's Proxy, for each calendar year in which a grant was made, of the stock option grants made to the Executive under the Equity Compensation Plan, but excluding any amounts attributable to the exercise of stock options, and (iv) the value, based on the average value of shares vesting in each year, of the grants of Restricted Stock made to the Executive under the Equity Compensation Plan, for the three calendar years (or such number of actual full calendar years of employment, if less than three) immediately preceding the calendar year in which occurs a Change of Control or the Executive's Termination Date, whichever period produces the higher amount.

              (c) A Person shall be deemed the "Beneficial Owner" of any securities: (i) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; (ii) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange
Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any voting securities of PSC; provided, however, that nothing in this Section 1(c) shall cause a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

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              (d) "Board" shall mean the board of directors of PSC.

              (e) "Change of Control" shall mean:

                  (i) any Person (including any individual, firm, corporation, partnership or other entity except PSC or the Company or any employee benefit plan of the PSC or the Company or of any Affiliate or Associate, any Person or entity organized, appointed or established by PSC or the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of 20% or more of the Common Stock of PSC then outstanding;

                  (ii) during any twenty-four month period, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by PSC's shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or

                  (iii) there occurs a sale of substantially all of the assets of PSC or its liquidation is approved by a majority of its shareholders or PSC is merged into or is merged with an unrelated entity such that following the merger the shareholders of PSC no longer own more than 51% of the resultant entity. Notwithstanding anything in this Section 1(e) to the contrary, a Change of Control shall not be deemed to have taken place under clause (e)(i) above if
(a) such Person becomes the beneficial owner in the aggregate of 20% or more of the Common Stock of PSC then outstanding as a result of an inadvertent acquisition by such Person if such Person, as soon as practicable, divests itself of a sufficient amount of its Common Stock so that it no longer owns 20% or more of the Common Stock then outstanding, as determined by the Board of Directors of PSC, or (ii) the shares of Common Stock required to be counted in order to meet the 20% minimum threshold described under such clause (i) include any of the shares described in subsections (i) through (iv) of section 2543(b) of the Pennsylvania Business Corporation Law of 1988 (15 Pa.C.S.A. '2543(b)) as in effect on the date of adoption of the Plan.

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              (f) "Cause" shall mean 1) misappropriation of funds, 2) habitual insobriety or substance abuse, 3) conviction of a crime involving moral turpitude, or 4) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of PSC.

              (g) "Equity Compensation Plan" shall mean PSC's 1994 Equity Compensation Plan, and its predecessors and successors.

              (h) "Good Reason Termination" shall mean a Termination of Employment initiated by the Executive upon one or more of the following occurrences:

                  (i) any failure of PSC or PSW or their successor(s) to comply with and satisfy any of the terms of this Agreement;

                  (ii) any significant involuntary reduction of the authority, duties, responsibilities or reporting relationships held by the Executive immediately prior to the Change of Control;

                  (iii) any involuntary removal of the Executive from the employment grade, compensation level or officer positions which the Executive holds with PSC or PSW or, if the Executive is employed by a Subsidiary, with a Subsidiary, held by him immediately prior to the Change of Control, except in connection with promotions to higher office;

                  (iv) any involuntary reduction in the Executive's target level of annual and long-term compensation as in effect immediately prior to the Change of Control;

                  (v) any transfer of the Executive, without his express written consent, to a location which is outside the Bryn Mawr, Pennsylvania area by more than 50 miles, other than on a temporary basis (less than 6 months);

                  (vi) the Executive being required to undertake business travel to an extent substantially greater than the Executive's business travel obligations immediately prior to the Change of Control; or

                  (vii) the Executive determines, in his sole discretion, at any time within 12 months after the Change of Control, that circumstances have changed with respect to PSC or PSW, and that he is no longer able to effectively perform his duties and responsibilities.

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              (i) "Normal Retirement Date" shall mean the first day of the calendar month coincident with or next following the Executive's 65th birthday.

              (j) "Subsidiary" shall mean any corporation in which PSC, directly or indirectly, owns at least a 50% interest or an unincorporated entity of which PSC, directly or indirectly, owns at least 50% of the profits or capital interests.

              (k) "Termination Date" shall mean the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.

              (l) "Termination of Employment" shall mean the termination of the Executive's actual employment relationship with PSC, PSW and any of their Subsidiaries that actually employs the Executive.

         2. Notice of Termination. Any Termination of Employment following a Change of Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 15 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for the Executive's Termination of Employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

         3. Severance Compensation upon Termination.

              (a) Subject to the provisions of Section 12 hereof, in the event of the Executive's involuntary Termination of Employment for any reason other than Cause or in the event of a Good Reason Termination, in either event within two years after a Change of Control, PSC shall pay to the Executive, upon the execution of a release in the form required by PSC or PSW of its terminating executives prior to the Change of Control, within 15 days after the Termination Date (or as soon as possible thereafter in the event that the procedures set forth in Section 11(b) hereof cannot be completed within 15 days), an amount in cash equal to three times the Executive's Base Compensation, subject to required employment taxes and deductions. In the event that PSC does not satisfy its obligation hereunder within the required time period, PSW shall pay or cause to be paid all compensation, benefits and other amounts remaining due to the Executive upon prompt written notice to PSW that PSC has not satisfied its obligation (or a portion thereof) to the Executive.

              (b) In the event the Executive's Normal Retirement Date would occur prior to 12 months after the Termination Date, the aggregate cash amount determined as set forth in (a) above shall be reduced by multiplying it by a fraction, the numerator of which shall be the number of days from the Termination Date to the Executive's Normal Retirement Date and the denominator of which shall be 365 days. In the event the Termination Date occurs after the Executive's Normal Retirement Date, no payments shall be made under this
Section 3.

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         4. Other Payments and Benefits. The payment due under Section 3 hereof shall be in addition to and not in lieu of any payments or benefits due to the Executive under any other plan, policy or program of PSC or PSW, and their Subsidiaries or Affiliates. In addition, the Executive shall be entitled to (i) a continuation of health, dental, life and welfare benefits, excluding disability benefits, otherwise provided to senior level executives or employees generally, as the same may be amended for all such individuals from time to time, for the period of three years, (ii) for a one-year period after the Termination Date, the provision by PSC or the Company of office space and secretarial support equivalent to what was provided to the Executive in the calendar year immediately preceding the Change of Control, (iii) continued use of the automobile furnished to the Executive for the lesser of (1) three years after the Termination Date or (2) the balance of the applicable lease term, if any, in either case to the same extent as was provided to the Executive in the calendar year immediately preceding the Change of Control and the ability to purchase such automobile from PSC or PSW at its book value at the completion of such period, (iv) fully-paid executive level outplacement services from the provider of the Executive's choice for 12 months following the Termination Date, and (v) a transfer, without requiring a cash payment from him, of any life insurance policy maintained by PSC or PSW on his life pursuant to a split dollar life insurance agreement.

         5. Restrictive Covenant.

              (a) In exchange for the payments and benefits provided under this Agreement, for a period of 12 months after the Termination Date, the Executive agrees that he will not, unless acting pursuant with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged in a geographic area in which PSC or any of its Subsidiaries is operating on the Termination Date (the "Geographic Area"), in any business that is competitive to a business from which PSC and any of its Subsidiaries, taken as a whole, derived at least ten percent of its respective annual gross revenues for the twelve (12) months preceding the Termination Date. It is recognized by the Executive that the business of PSC and its Subsidiaries and the Executive's connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by the Executive of less than one percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

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              (b) The Executive acknowledges that the restrictions contained in paragraph (a) are reasonable and necessary to protect the legitimate interests of PSC and its Subsidiaries and Affiliates, and that any violation of those provisions will result in irreparable injury to PSC. The Executive represents that his experience and capabilities are such that the restrictions contained in paragraph (a) will not prevent the Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is the case as of the date hereof. The Executive agrees that PSC shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, which right shall be cumulative and in addition to any other rights or remedies to which PSC may be entitled. In the event that any of the provisions of paragraph (a) should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

         6. Trust Fund. PSC sponsors an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy its obligations to the Executive under this Agreement. Funding of such trust fund shall be subject to the discretion of PSC's President, as set forth in the agreement pursuant to which the fund has been established.

         7. Enforcement.

              (a) In the event that PSC (or PSW, as appropriate) shall fail or refuse to make payment of any amounts due the Executive under Sections 3 and 4 hereof within the respective time periods provided therein, PSC shall pay to the Executive, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required under Section 3 or 4, as appropriate, until paid to the Executive, at the rate from time to time announced by PNC Bank as its "prime rate" plus 1%, each change in such rate to take effect on the effective date of the change in such prime rate.

              (b) It is the intent of the parties that the Executive not be required to incur any expenses associated with the enforcement of his rights under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, PSC shall pay the Executive on demand the amount necessary to reimburse the Executive in full for all reasonable expenses (including all attorneys' fees and legal expenses) incurred by the Executive in enforcing any of the obligations of PSC or PSW under this Agreement.

         8. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

         9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by PSC, or any of its Subsidiaries or Affiliates, and for which the Executive may qualify.

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         10. No Set-Off. PSC's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which PSC may have against the Executive or others.

         11. Taxes. Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and PSC shall use its best efforts to satisfy promptly all such requirements.

         12. Certain Conditional Payments.

              (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by PSC to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence (or, if greater, the state and locality in which the Executive is required to file a nonresident income tax return with respect to the Payment) on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

              (b) All determinations to be made under this Section 12 shall be made by PSC's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to PSC and the Executive within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon PSC and the Executive. Within five days after the Accounting Firm's determination, PSC shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

              (c) The Executive shall notify PSC in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by PSC of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise PSC of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to PSC (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If PSC notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

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                  (i)    give PSC any information reasonably requested by PSC
                         relating to such claim,

                  (ii) take such action in connection with contesting such claim as PSC shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney mutually agreed to by the Executive and PSC,

                  (iii) cooperate with PSC in good faith in order to effectively contest such claim, and

                  (iv) permit PSC to participate in any proceedings relating to such claim;

provided, however, that PSC shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12, PSC shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as PSC shall determine; provided, however, that if PSC directs the Executive to pay such claim and sue for a refund PSC shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, PSC's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

              (d) If, after the receipt by the Executive of an amount advanced by PSC pursuant to this Section, the Executive receives any refund with respect to such claim, the Executive shall (subject to PSC's complying with the requirements of subsection (a)) promptly pay to PSC the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by PSC pursuant to this Section, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and PSC does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid as a result of the final determination.

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              (e) All of the fees and expenses of the Accounting Firm in performing the determinations referred to above shall be borne solely by PSC. PSC agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

         13. Term of Agreement. The term of this Agreement shall be indefinite until PSC notifies the Executive in writing that this Agreement will not be renewed at least sixty days prior to the proposed termination; provided, however, that (i) after a Change of Control during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired, and (ii) this Agreement shall terminate if, prior to a Change of Control, the employment of the Executive with PSC and its Subsidiaries, as the case may be, shall terminate for any reason; provided, however, that if a Change of Control occurs within 18 months after (a) the Executive's termination incurred for any reason other than a voluntary resignation or retirement (a Good Reason Termination shall not be deemed voluntary) or termination for Cause or (b) the termination of this Agreement, the Executive shall be entitled to all of the terms and conditions of this Agreement as if the Executive's termination had occurred on the date of the Change of Control.

         14. Successor Company. PSC shall require any successor or successors (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of PSC or PSW, or of any of their Subsidiaries that actually employ the Executive, by agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the successor or successors, in accordance with the terms hereof, and to become jointly and severally obligated with PSC and PSW to perform this Agreement in the same manner and to the same extent that PSC and PSW would be required to perform if no such succession or successions had taken place. Failure of PSC or PSW to notify the Executive in writing as to such successorship, to provide the Executive the opportunity to review and agree to the successor's assumption of this Agreement or to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, PSC and PSW shall mean PSC and PSW, respectively, and their Subsidiaries as hereinbefore defined and any such successor or successors to their business and/or assets, jointly and severally.

         15. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

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                  If to PSC or to PSW, to:

                           Philadelphia Suburban Corporation
                           762 W. Lancaster Avenue
                           Bryn Mawr, PA 19010-3489
                           Attention: Chairman, Executive Compensation
                                      and Employee Benefits Committee

                  If to the Executive, to:

                           Mr. Nicholas DeBenedictis
                           231 Golf View Road
                           Ardmore, PA 19003

or to such other names or addresses as PSC or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by PSC following a Change of Control, notice at the last address of PSC or to any successor pursuant to Section 13 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

         16 Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

         17. Contents of Agreement, Amendment and Assignment. This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by PSC's Executive Compensation and Employee Benefits Committee, or its successor, and signed by the parties hereto. The provisions of this Agreement may require a variance from the terms and conditions of certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof in order to obtain the maximum benefits for the Executive. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by PSC or the Board.

         18. No Right to Continued Employment. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of PSC, PSW or any of their subsidiaries.

         19. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of PSC and PSW hereunder shall not be assignable in whole or in part.

         20. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

         21. Remedies Cumulative; No Waiver. No right conferred upon the Executive by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

         22. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         23. Arbitration. In the event of any dispute under the provisions of this Agreement other than a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Bryn Mawr, Pennsylvania, in accordance with the National Rules for the Settlement of Employment Disputes of the American Arbitration Association, before one arbitrator who shall be an executive officer or former executive officer of a publicly traded corporation, selected by the parties. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. PSC shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including reasonable attorneys' fee`s and expenses).

         24. Sole Agreement. In the event of a Termination of Employment following a Change of Control, a portion of the payment made to the Executive under Section 3 above, equal to one year of the Executive's base salary, shall be in lieu of the payment due to the Executive in the event his employment were actually or constructively terminated by PSC or PSW under, and this Agreement shall thereafter supersede, the next to the last paragraph of the Letter Agreement dated May 20, 1992, between PSC and the Executive with respect to the severance payment due to the Executive upon termination.

                  IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

ATTEST:                                     PHILADELPHIA SUBURBAN CORPORATION

/s/  Suzanne Falcone                        By /s/  Roy H. Stahl
------------------------------------           --------------------------------
    Secretary

ATTEST:                                     PHILADELPHIA SUBURBAN WATER COMPANY

/s/  Suzanne Falcone                        By /s/  Roy H. Stahl
------------------------------------           --------------------------------
     Secretary

/s/  Maria Torres                           /s/  Nicholas DeBenedictis
------------------------------------        -----------------------------------
Witness                                     Nicholas DeBenedictis

                                      -12-